Approved July 11, 2017

SAVINGS EQUALIZATION PLAN

OF NEW JERSEY RESOURCES CORPORATION

Amended and Restated as of January 1, 2017

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SAVINGS EQUALIZATION PLAN
OF NEW JERSEY RESOURCES CORPORATION

The Savings Equalization Plan of New Jersey Resources Corporation (the "Plan") was originally authorized and adopted by the Board of Directors of New Jersey Resources Corporation (the "Corporation") effective as of February 27, 1991, was amended and restated effective as of January 1, 2005 and again as of January 1, 2009, and is now amended and restated effective as of January 1, 2017. The purpose of the Plan is to provide certain supplemental benefits to management or highly compensated employees of the Corporation within the meaning of Sections 201, 301 and 401 of ERISA who are selected by the Committee to participate in the Plan.

Benefits provided under the Plan are employer matching contributions that would have been made to the New Jersey Resources Corporation Employees’ Retirement Savings Plan (the “Qualified Plan”) on behalf of participating employees but for the limitations on compensation and contributions imposed by Sections 401(a)(17), 401(k), 401(m) and 415 of the Internal Revenue Code of 1986, as amended (the “Code”).

All benefits payable under the Plan, which is intended to constitute both an unfunded excess benefit plan under Section 3(36) of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and a nonqualified, unfunded deferred compensation plan for a select group of management or highly compensated employees under Title I of ERISA, shall be paid out of the general assets of the Corporation. The Corporation may establish and fund a trust in order to aid it in providing benefits due under the Plan, provided that any funds held in the trust shall be subject to the claims of the creditors of the Corporation in the event of the insolvency of the Corporation in the same manner as any other assets of the Corporation.

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Benefits payable to any participant of the Plan who terminated employment before January 1, 2005 shall be governed by the provisions of the Plan as in effect at the relevant time, except as otherwise specifically stated elsewhere herein. Benefits not vested as of December 31, 2004 or accruing under the Plan on or after January 1, 2005 and respective related interest thereon are subject to the provisions of Code Section 409A. Benefits accrued and vested under the provisions of the Plan as of December 31, 2004 on behalf of any other Participant (and interest credited thereon) are not subject to the provisions of Code Section 409A, unless the provisions of the Plan relating to such benefits are materially modified after October 3, 2004, and shall be separately accounted for. On and before December 31, 2008, to the extent applicable, the Plan has been administered in good faith compliance with the provisions of Section 409A of the Code as enacted by the American Jobs Creation Act of 2004 and applicable regulations and other guidance issued thereunder, including but not limited to the applicable transition rules (collectively “Code Section 409A”). Additionally, the terms of the Plan in effect prior to this amendment and restatement shall continue to govern the Plan for periods prior to the effective date of this amendment and restatement.

SAVINGS EQUALIZATION PLAN
OF NEW JERSEY RESOURCES CORPORATION

ARTICLES    Page

ARTICLE I DEFINITIONS	1
ARTICLE II PARTICIPATION	5
2.01 Participation	5
2.02 Termination of Participation	5
ARTICLE III EMPLOYER CONTRIBUTIONS	6
3.01 Accounts	6
3.02 Amount of Supplemental Employer Matching Contributions	6
3.03 Deemed Interest	7
3.04 Vesting of Account	7
ARTICLE IV PAYMENT OF ACCOUNT	9
4.01 Payment of Account Upon Separation from Service	9
4.02 Death Benefits	9
4.03 Timing of Payment for a “Specified Employee”	10
4.04 Delay of Payment	10
ARTICLE V PLAN ADMINISTRATION	12
5.01 Administration	12
5.02 Claims Procedures	13
5.03 Expenses	17
ARTICLE VI GENERAL PROVISIONS	18
6.01 Funding	18
6.02 Discontinuance and Amendment	19
6.03 Termination of Plan	19
6.04 Plan Not a Contract of Employment	19
6.05 Facility of Payment	20
6.06 Withholding Taxes	20
6.07 Nonalienation	20
6.08 Construction	21

SAVINGS EQUALIZATION PLAN
OF NEW JERSEY RESOURCES CORPORATION

ARTICLE I
DEFINITIONS
The following terms when capitalized herein shall have the meanings assigned below:

1.01	Accounts shall mean the Grandfathered Account and the 409A Account maintained on the books of the Corporation on behalf of each Participant pursuant to this Plan.

1.02
Affiliate shall mean any division, subsidiary or affiliated company of the Corporation, which is an “Affiliate” as defined in the Qualified Plan but only to the extent such “Affiliate” is treated as a single employer with the Corporation for purposes of the applicable provisions of Code Section 409A (using “at least 50 percent” instead of “at least 80%” where applicable to make that determination).

1.03	Beneficiary shall mean the person or persons to whom a deceased Participant’s benefits are payable, as provided in Section 4.02.
1.04    Code shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.05	Committee shall mean the Benefit Administration Committee of the Corporation or any successor thereto.

1.06	Corporation shall mean New Jersey Resources Corporation, or any successor by merger, purchase or otherwise.
1.07    Effective Date shall mean February 27, 1991.
1.08    Eligible Employee shall mean a person:

(a)	who is employed by the Corporation or a wholly-owned subsidiary of the Corporation and

(b)	who qualifies as a highly compensated or management level employee within the meaning of Sections 201, 301 and 401 of ERISA.

1.09	Employer Matching Contributions shall mean “Employer Matching Contributions” as such term is defined under the Qualified Plan.

1.10	ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.11
409A Account shall mean the bookkeeping account (or subaccounts thereof) maintained for each Participant to record all amounts credited on his or her behalf under Section 3.02 on or after January 1, 2005 and any related deemed interest on such amounts and all amounts credited to his or her Accounts as of December 31, 2004 in which he or she was not vested as of December 31, 2004 and any related deemed interest on such amounts.

1.12
Grandfathered Account shall mean the bookkeeping account (or subaccounts thereof) maintained for each Participant to record the amounts credited on his or her behalf under Section 3.02 prior to January 1, 2005 in which the Participant has a nonforfeitable right to as of December 31, 2004, and any related deemed interest on such amounts, determined without regard to any Plan amendments after October 3, 2004 that would constitute a material modification of the Plan for Code Section 409A purposes.

1.13	Participant shall mean an Eligible Employee who is selected by the Committee to participate in the Plan pursuant to Section 2.01 hereof.

1.14	Plan shall mean the Savings Equalization Plan of New Jersey Resources Corporation, as set forth herein or as amended from time to time.

1.15	Plan Year shall mean the calendar year.

1.16	Qualified Plan shall mean the New Jersey Resources Corporation Employees’ Retirement Savings Plan, as amended from time to time.

1.17
Separation from Service shall mean the death of a Participant or the retirement or other termination of employment of the Participant such that he or she ceases to be an employee of the Corporation and all Affiliates, provided that no change in a Participant’s employment status shall be considered a Separation from Service with respect to a Participant’s 409A Account unless it would be treated as such pursuant to Code Section 409A. A Separation from Service shall occur where it is reasonably anticipated that no further services will be performed after that date or that the level of bona fide services the Participant will perform after that date (whether as an employee or independent contractor) will permanently decrease to less than 50% of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period (or the full period of services if less than thirty-six (36) months). A Participant shall be considered to continue employment and to not have a Separation from Service while on a leave of absence if the leave does not exceed six (6) consecutive months (twenty-nine (29) months for a disability leave of absence) or, if longer, so long as the Participant retains a right to reemployment with the Corporation or an Affiliate under an applicable statute or by contract. For this purpose, a “disability leave of absence” is an absence due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, where such impairment causes the Participant to be unable to perform the duties of his job or a substantially similar job.

1.18	Spouse shall mean the individual to whom the Participant is legally married under applicable law at the applicable time.

1.19	Supplemental Employer Matching Contributions shall mean the amount credited to an Eligible Employee under Section 3.01.

1.20
Valuation Date shall mean the last day of each calendar quarter and such other day or days as the Committee may select. All distributions under the Plan shall be based upon the value of the Participant’s Account as of the Valuation Date specified in Article IV with respect to the distribution.

ARTICLE II
PARTICIPATION

2.01    Participation
An Eligible Employee shall become a Participant of the Plan as of the date determined by the Committee if and when the Committee selects the Eligible Employee for participation in the Plan. The Committee, no less frequently than annually, shall determine which, if any, Eligible Employees shall become Participants of the Plan and the date on which such participation shall commence. In lieu of expressly selecting Eligible Employees for participation, the Committee may establish eligibility criteria (consistent with the intent that the Plan provide benefits solely to a select group of management or highly compensated employees of the Corporation) providing for participation of all Eligible Employees who satisfy such eligibility criteria. The Committee may, at any time, in its sole discretion, change such eligibility criteria for otherwise Eligible Employees on a prospective basis (although only Eligible Employees may become Participants of the Plan).
2.02    Termination of Participation
A Participant's active participation in the Plan shall terminate (i) upon the Participant's death or other termination of employment with the Corporation and all Affiliates, (ii) if the Participant no longer qualifies as an Eligible Employee or (iii) if the Participant no longer satisfies the current eligibility criteria for participation in the Plan or the eligibility criteria for participation in the Plan under which the Participant originally became a Participant. The Participant otherwise remains a Participant in the Plan only so long as a benefit is payable under the Plan with respect to the Participant or his or her Beneficiary under the provisions of Article IV (although the Participant will otherwise cease active participation in the Plan).

ARTICLE III
EMPLOYER CONTRIBUTIONS

3.01    Accounts
The Corporation or such recordkeeper as the Corporation may designate shall establish and maintain a separate bookkeeping Account(s) for each Participant. For each year, the Corporation shall credit to the appropriate Account the amounts described in this Article III. The Corporation or the recordkeeper may maintain such additional accounts or subaccounts as are appropriate for the administration of the Plan. Periodically, each Participant shall be furnished with a statement setting forth the value of his or her Account.
3.02    Amount of Supplemental Employer Matching Contributions
The amount of Supplemental Employer Matching Contributions credited to an active Participant’s Account for a calendar quarter shall be equal to the excess of (a) over (b) as determined below:

(a)
the Employer Matching Contributions that would have been made to the Participant’s “Employer Account” (as such term is defined under the Qualified Plan) under the Qualified Plan, determined on the basis that the Participant’s “Pre-Tax Contributions” and “After-Tax Contributions” (as such terms are defined in the Qualified Plan) under the Qualified Plan were made without regard to the limitations imposed under the Qualified Plan by Section 401(a)(17) of the Code, by the actual deferral percentage test under Section 401(k) of the Code, or the actual contribution percentage test under Section 401(m) of the Code, or by Section 415 of the Code;

over

(b)
the Employer Matching Contributions actually made to the Participant’s “Employer Account” (as such term is defined under the Qualified Plan) under the Qualified Plan, determined with regard to the limitations imposed by Section 401(a)(17) of the Code, by the actual deferral percentage test under Section 401(k) of the Code or the actual contribution percentage test under Section 401(m) of the Code, or by Section 415 of the Code;
provided, however, that any change in a Participant’s deferral or contribution election made under the Qualified Plan during the calendar year shall not be given effect under this Section 3.02 until the following January 1 if to do so would violate Code Section 409A.
Such amount shall generally be credited to an active Participant’s Accounts on the last day of each calendar quarter.
3.03    Deemed Interest
As of the last day of each calendar quarter:

(a)
the amount credited to a Participant’s Account under the Plan as of the end of the prior calendar quarter shall be credited with interest for that calendar quarter at one-quarter of the prime rate as published in the Wall Street Journal on the last day of such calendar quarter, such prime rate first rounded to the nearest .25%; and

(b)
the amount credited to a Participant’s Account under the Plan during the calendar quarter shall be credited with interest for that calendar quarter at one-eighth of the prime rate as published in the Wall Street Journal on the last day of such calendar quarter, such prime rate first rounded to the nearest .25%.

3.04    Vesting of Account

(a)
A Participant shall be vested in, and have a nonforfeitable right to, his or her Account in accordance with the following schedule based on the Participant’s years of “Service” (as such term is defined in the Qualified Plan):

Years of Service	Vested Percentage
Less than 2 years	0%
2 years but less than 3 years	25%
3 years but less than 4 years	50%
4 years but less than 5 years	75%
5 years or more	100%

(b)
Notwithstanding the provisions of paragraph (a) above, a Participant shall be 100% vested in, and have a nonforfeitable right to, his or her Account if, prior to his or her termination of employment with the Corporation and its Affiliates, the Participant either attains age 65, dies, or incurs a Disability (as such term is defined in the Qualified Plan).

(c)
Upon termination of employment with the Corporation and its Affiliates of a Participant who is not 100% vested in his or her Account, the nonvested portion of the Participant’s Account shall be forfeited.

ARTICLE IV
PAYMENT OF ACCOUNT

4.01    Payment of Account Upon Separation from Service
Subject to Section 4.03, a Participant shall be entitled to receive payment of the vested portion of his or her Account upon the Participant’s Separation from Service for any reason. Subject to Section 4.03, payment of a Participant’s Account shall be made in a single lump-sum payment within thirty (30) days following the end of the calendar quarter during which the Participant incurs a Separation from Service.
4.02    Death Benefits
Upon becoming a Participant and at any time thereafter, the Participant may designate a Beneficiary (or change a Beneficiary designation) to receive death benefits payable under this Section 4.02 by duly completing, executing, and filing with the Committee before the Participant’s death the appropriate form designated by the Committee. The Beneficiary may be a designated person or persons, provided that, if more than one person is named, the Participant must indicate the shares and/or precedence of each person. In the event of the death of the Participant prior to full payment of the vested amounts credited to the Participant’s Account (in accordance with Section 3.04), the unpaid amount shall be paid within thirty (30) days following the end of the calendar quarter during which Participant’s death occurs in a single sum cash payment to the Participant’s Beneficiary.
In the event that no Beneficiary has been designated in accordance with this Section 4.02, the Participant’s Beneficiary will be the same as has been designated by the Participant under the Qualified Plan. In the event that no Beneficiary has been designated in accordance with this Section 4.02 or under the Qualified Plan, or no such designated Beneficiary survives the Participant, the following Beneficiaries (if then living) shall be deemed to have been designated in the following priority:

(a)	the Participant’s Spouse;

(b)	the Participant’s children, in equal shares, per stirpes;

(c)	the Participant’s parents;

(d)	the person(s) designated as beneficiary by the Participant under any group life insurance maintained by the Corporation or any of its Affiliates; and

(e)	the Participant’s estate.
4.03    Timing of Payment for a “Specified Employee”
Notwithstanding any provision of the Plan to the contrary, the actual payment of a Participant’s 409A Account to a Participant who is classified as a “Specified Employee” as determined under the procedures adopted by the Board of Directors of the Corporation or its delegate in accordance with Code Section 409A , on account of such Specified Employee’s Separation from Service for reasons other than death, shall not commence prior to the first day of the seventh month following the Specified Employee’s Separation from Service. Any payment to the Specified Employee which he or she would have otherwise received under Section 4.01 during the six (6)-month period immediately following such Specified Employee’s Separation from Service shall be credited with interest in accordance with Section 3.03 and shall be paid in a single payment within thirty (30) days following the end of the six (6)-month period measured from the Specified Employee’s Separation from Service but no earlier than the first day of the seventh month following the Specified Employee’s Separation from Service.
4.04    Delay of Payment
Any payment otherwise due under the Plan which would (i) not be deductible in whole or in part under Code Section 162(m) (provided it was not reasonably anticipated that Code Section 162(m) would apply), or (ii) violate Federal securities laws or other applicable law may not be made until the earliest date on which such payment no longer is nondeductible or violates such laws. Payment may be delayed for a reasonable period in accordance with the provisions of Code Section 409A (including in the event the payment is not administratively practical due to events beyond the recipient’s control such as where the recipient is not competent to receive the benefit payment, there is a dispute as to amount due or the proper recipient of such benefit payment, or additional time is needed to calculate the amount payable). Any payment delayed under this Section 4.04 shall be credited with interest in accordance with Section 3.03 during the delay period. Such delayed payments and related interest shall be paid in a single payment at the end of the delay period.

ARTICLE V
PLAN ADMINISTRATION

5.01    Administration

(a)
The administration of the Plan, the exclusive power and complete discretionary authority to interpret it, and the responsibility for carrying out its provisions are vested in the Committee or its delegate(s). The Committee shall have the complete discretionary authority to administer the Plan and resolve any question under the Plan. The determination of the Committee as to the interpretation of the Plan or any disputed question shall be conclusive and final to the extent permitted by applicable law. The Committee may employ and rely on such legal counsel, actuaries, accountants and agents as it may deem advisable to assist in the administration of the Plan.

(b)
The Committee may appoint and delegate to any one or more members of the Committee, or any officer of the Corporation or other individual, any or all of the authority of the Committee with respect to the administration of the Plan, the power and authority to interpret it and the responsibility for carrying out any of the provisions of the Plan otherwise vested in the Committee, subject to such terms as the Committee shall determine. The Committee may revoke or amend the terms of any such delegation at any time but such action shall not invalidate any prior actions of the Committee's delegate or delegates that were consistent with the terms of the Plan and the Committee's prior delegation of authority.

(c)
To the extent permitted by law, all agents, delegates and representatives of the Committee shall be indemnified by the Corporation and held harmless against any claims and the expenses of defending against such claims, resulting from any action or conduct relating to the administration of the Plan, except claims arising from gross negligence, willful neglect or willful misconduct.

5.02    Claims Procedures

(a)
All claims for benefits under the Plan shall be submitted in writing to the Committee. The Committee shall review the claim when filed and advise the claimant as to whether the claim is approved or denied. If the claim is wholly or partially denied, the Committee shall furnish a written denial within a reasonable period of time. Notwithstanding the foregoing, any written denial (other than a denial of benefits based on a determination of Disability, where Disability is determined other than through the Corporation’s long-term disability plan or the Social Security Administration (a “Disability claim”)) shall be furnished within ninety (90) days after receipt of the filed claim unless special circumstances require an extension of time for processing the claim. If the Committee determines that special circumstances require an extension of time for processing a claim (other than a Disability claim) is required, written notice of the extension shall be furnished to the claimant prior to the expiration of the initial ninety (90) day period, which shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render a decision. In such case, the Committee shall furnish the written denial within one hundred eighty (180) days after receipt of the filed claim. Any written denial of a Disability claim shall be furnished within forty-five (45) days after receipt of the claim. This forty-five (45)-day period may be extended up to thirty (30) days if such an extension is necessary due to matters beyond the control of the Plan, and the claimant is notified, prior to the expiration of the initial forty-five (45)-day period, of the circumstances requiring the extension of time and the date by which the Plan expects to render a decision. If, prior to the end of the first thirty (30) day extension period, the Committee determines that, due to matters beyond the control of the Plan, a decision cannot be rendered within that extension period, the period for making the determination may be extended for up to an additional thirty (30) days, provided that the Committee notifies the claimant, prior to the expiration of the first thirty (30) days extension period, of the circumstances requiring the extension and the date as of which the Plan expects to render a decision. In the case of any extension with respect to a Disability claim, the notice of extension also shall specifically explain the standards on which entitlement to a benefit upon Disability is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues, and the claimant shall be afforded at least forty-five (45) days within which to provide the specified information, if any.

(b)
If a claim for a benefit under the Plan is denied in whole or in part, the claimant shall be provided a written notice of the denial. The written denial shall contain (a) the specific reason or reasons for denial; (b) specific reference to pertinent Plan provisions on which the denial is based; (c) a description of any additional information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and (d) appropriate information as to the steps to be taken if the claimant wishes to appeal the denial of the claim including time limits applicable to the appeal procedures, including a statement of the claimant’s right to bring a civil action following a claim denial. With respect to a Disability claim, if an internal rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination, either the specific rule, guideline, protocol, or other similar criterion shall be provided to the claimant free of charge, or the claimant shall be informed that such rule, guideline, protocol, or other criterion shall be provided free of charge upon request.

(c)
The Participant may appeal the denial of the claim to the Committee within ninety (90) days after receipt of the adverse benefit determination one hundred eighty (180) days in the case of a Disability claim). The appeal shall be in writing addressed to the Committee and shall state the reason why the Committee should grant the appeal. The claimant may submit written comments, documents, records, and other information relating to his claim for benefits. Upon request, the claimant shall be provided free of charge and reasonable access to, and copies of, all documents, records and other information relevant to his claim.

(d)
The Committee shall conduct a full and fair review of the claim that takes into account all comments, documents, records, and other information submitted by the claimant or his authorized representative relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The review of a Disability claim shall not afford deference to the initial benefit determination and shall be conducted by an individual who is neither the individual who made the adverse benefit determination that is the subject of the appeal, nor the subordinate of such individual. With respect to a Disability claim, the Committee shall consult a medical professional who has appropriate training and experience in the field of medicine relating to the claimant’s Disability and who is neither consulted as part of the initial denial nor is the subordinate to such individual and shall identify the medical or vocational experts whose advice is obtained with respect to the initial benefit denial, without regard to whether the advice was relied upon in making the decisions. If a Disability claim is denied due to a medical judgment, the Committee will consult with a healthcare professional who has appropriate training and experience in the field of medicine involved in the medical judgment. The healthcare professional consulted will not be the same person consulted in connection with the initial benefit decision (nor be the subordinate of that person). The decision on review also will identify any medical or vocational experts who advised the Committee in connection with the original benefit decision, even if the advice was not relied upon in making the decision. The Committee shall issue its decision within sixty (60) days (forty-five (45) days in the case of a Disability claim) of the receipt of the appeal unless there are special circumstances that require an extension of time for processing the claim. If the Committee determines that an extension of time for processing is required, the Committee shall notify the claimant in writing prior to the termination of the initial sixty (60) day period (or forty-five (45)-day period, as applicable), indicating the special circumstances that require an extension of time and the date the Plan expects to render a determination on appeal. In no event shall such extension period exceed a period of one hundred twenty (120) days (ninety (90) days in the case of a Disability claim) from the receipt of the claimant’s appeal.

(e)
If the Committee denies the claim on appeal, it shall notify the claimant in writing, stating the reasons for the denial in a manner calculated to be understood by the participant, and shall make specific references to the pertinent Plan provisions on which the decision is based. The notification of the benefit determination also must include a statement of the claimant’s right to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits and to bring a civil action. If an internal rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination with respect to a Disability claim, either the specific rule, guideline, protocol, or other similar criterion shall be provided free of charge, or the claimant may be informed that such rule, guideline, protocol, or other criterion shall be provided free of charge upon request. The Committee’s decision upon appeal, or the Committee’s initial decision if no appeal is taken, shall be final, conclusive and binding on all parties.

(f)
In no event will a Participant or beneficiary be entitled to challenge the Committee’s decision in court or in any other administrative proceeding unless and until these claims review procedures have been complied with and exhausted. The claimant then shall have ninety (90) days from the date of receipt of the Committee’s decision on appeal in which to file suit regarding a claim for benefits under the Plan. If suit is not filed within such ninety (90)-day period, it shall be forever barred.

5.03    Expenses
Expenses of the Committee attributable to the administration of the Plan shall be paid directly by the Corporation.

ARTICLE VI
GENERAL PROVISIONS

6.01    Funding

(a)
All amounts payable in accordance with the Plan shall constitute a general unsecured obligation of the Corporation. Such amounts, as well as any administrative costs relating to the Plan, shall be paid out of the general assets of the Corporation, to the extent not paid from the assets of any trust established pursuant to paragraph (b) below.

(b)
The Corporation may, for administrative reasons, establish a grantor trust for the benefit of Participants in the Plan. The assets placed in said trust shall be held separate and apart from other Corporation funds and shall be used exclusively for the purposes set forth in the Plan and the applicable trust agreement, subject to the following conditions:

(i)	the creation of said trust shall not cause the Plan to be other than "unfunded" for purposes of Title I of ERISA;

(ii)	the Corporation shall be treated as "grantor" of said trust for purposes of Section 677 of the Code;

(iii)
the agreement of said trust shall provide that its assets may be used upon the insolvency or bankruptcy of the Corporation to satisfy claims of the Corporation's general creditors and that the rights of such general creditors are enforceable by them under federal and state law;

(iv)	the trust shall be sited in the United States;

(v)	the funding of the trust shall not be contingent on the financial condition of the Corporation; and

(vi)	the trust shall always comply with the provisions of Code Section 409A(b).

6.02    Discontinuance and Amendment
The Board of Directors of the Corporation reserves the right to modify, amend, or discontinue in whole or in part, benefit accruals under the Plan at any time. However, no modification, amendment, or discontinuance shall adversely affect the right of any Participant to receive the vested benefits accrued as of the date of such modification, amendment or discontinuance and any such modification, amendment or discontinuance shall comply with the requirements of Code Section 409A.
6.03    Termination of Plan
The Board of Directors of the Corporation reserves the right to terminate the Plan at any time, provided, however, that no termination shall be effective retroactively. As of the effective date of termination of the Plan, no further benefits shall accrue on behalf of any Participant whose benefits have not commenced, and such Participant and his or her Spouse, or Beneficiary shall retain the right to benefits hereunder; provided that on or after the effective date of termination the Participant is vested under the Qualified Plan. Benefits attributable to the Participant’s Grandfathered Account shall be paid to the Participant (or the Participant’s Beneficiary if the Participant is not alive on the date of Plan termination) as soon as administratively practicable following such Plan termination. Benefits attributable to the Participant’s 409A Account shall be paid in accordance with Article IV of the Plan unless such Plan termination meets the requirements for acceleration of payment under Code Section 409A.
All other provisions of the Plan shall remain in effect.
6.04    Plan Not a Contract of Employment
The Plan is not a contract of employment, and the terms of employment of any Participant shall not be affected in any way by the Plan or related instruments, except as specifically provided therein. The establishment of the Plan shall not be construed as conferring any legal rights upon any person for a continuation of employment, nor shall it interfere with the rights of the Corporation or any Affiliate to discharge any person and to treat him or her without regard to the effect which such treatment might have upon him or her under the Plan. Each Participant and all persons who may have or claim any right by reason of his participation shall be bound by the terms of the Plan and all agreements entered into pursuant thereto.
6.05    Facility of Payment
In the event that the Committee shall find that a Participant or Beneficiary is unable to care for his or her affairs because of illness or accident, or because such individual is a minor or has died, the Committee may, unless claim shall have been made therefore by a duly appointed legal representative, direct that any benefit payment due him or her, to the extent not payable from a grantor trust, be paid on his or her behalf to his or her spouse, a child, a parent or other blood relative, or to a person with whom he or she resides, and any such payment so made shall be a complete discharge of the liabilities of the Corporation, its Affiliates, and the Plan therefore.
6.06    Withholding Taxes
The Corporation shall have the right to deduct from any payment to be made under the Plan any required withholding taxes. The Corporation also may deduct from any amounts payable to or on behalf of the Participant from the Plan or otherwise, to the extent permitted by Section 409A of the Code, any required withholding taxes (including any income tax attributable thereto).
6.07    Nonalienation
Subject to any applicable law, no benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void, nor shall any such benefit be in any manner liable for or subject to garnishment, attachment, execution or levy, or liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled to such benefits.

6.08    Construction

(a)
The Plan is intended to constitute an unfunded deferred compensation arrangement maintained for a select group of management or highly compensated employees within the meaning of Section 201(2), Section 301(a)(3), and Section 401(a)(1) of ERISA, and all rights under the Plan shall be governed by ERISA. Subject to the preceding sentence, the Plan shall be construed, regulated and administered under the laws of the State of New Jersey to the extent such laws are not superseded by applicable federal law. The Plan shall be construed and interpreted to meet the applicable requirements of Code Section 409A to avoid a plan failure described in Code Section 409A(a)(1). The Committee is authorized to adopt rules or regulations deemed necessary or appropriate in connection therewith to anticipate and/or comply the requirements of Code Section 409A and to declare any election, consent or modification thereto void if non‑compliant with Code Section 409A. The Committee, the Corporation and any related parties shall not be responsible for the payment of any taxes or related penalties or interest for any failure to comply with Code Section 409A.

(b)	The masculine pronoun shall mean the feminine wherever appropriate.

(c)	The illegality of any particular provision of this document shall not affect the other provisions and the document shall be construed in all respects as if such invalid provision were omitted.

(d)	The headings and subheadings in the Plan have been inserted for convenience of reference only, and are to be ignored in any construction of the provisions thereof.

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